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INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Municipal Strategy Fund, Inc.

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 33-64311 of our report dated October 17, 1995 and to the reference to us under the caption "Experts" both of which appear in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP
Princeton, New Jersey
February 27, 1996